Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the use in this Registration Statement on Form S-1 of our report dated November 12, 2007 relating to the consolidated financial statements and consolidated financial statement schedule of Initiate Systems, Inc. and subsidiaries (which report expresses an unqualified opinion on the financial statements and financial statement schedule and includes explanatory paragraphs referring to the restatement of the Company’s financial statements for the years ended December 31, 2004 and 2005, and related to the adoption of SFAS No. 123(R), Share-Based Payment), appearing in the Prospectus, which is part of this Registration Statement.
We also consent to the reference to us under the “Experts” heading in such Prospectus.
/s/ DELOITTE & TOUCHE LLP
Chicago, Illinois
November 12, 2007